Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)

Pinnacle Financial Partners, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $1.00 par value per share	Rule 457(c)	1,000,000(1)	$95.10(2)	$95,100,000.00(2)	$0.0001381	$13,133.31
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$95,100,000.00		$13,133.31
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$13,133.31

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $1.00 per share, of the Registrant (the “Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
The proposed maximum offering price per share and maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rule 457(c) promulgated thereunder, using the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on January 2, 2026, which date is within five business days of the filing of this Registration Statement.